TRANSACTIONS IN MARSH MCLENNAN SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

TRANSACTIONS IN MARSH MCLENNAN SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

POLICY OVERVIEW
PURPOSE
This Policy is designed to help
•prevent the potentially severe personal legal consequences to directors and executive officers of insider trading violations and
•meet personal regulatory reporting obligations in the U.S. and the U.K. for directors and executive officers.

APPLICABILITY
This Policy applies to the following individuals:
•members of Marsh McLennan’s Board of Directors
•members of Marsh McLennan’s Executive Committee
•for purposes of Part III, any colleague entering into a 10b5-1 trading arrangement

ORGANIZATION
There are four parts to the Policy:
•Part I. Pre-clearing and reporting transactions in Marsh McLennan securities
•Part II. Restrictions on transacting in Marsh McLennan securities
•Part III. Rule 10b5-1 trading plan guidelines
•Part IV. Additional resources, including contact information for the Corporate Secretary and Assistant Secretary

CONTACT	Please contact the Corporate Secretary or Assistant Secretary with any questions or for more information.

PART I. PRE-CLEARING AND REPORTING TRANSACTIONS IN MARSH MCLENNAN SECURITIES
You must pre-clear transactions in Marsh McLennan securities and publicly disclose them with the U.S. Securities Exchange Commission (the “SEC”) and with the U.K. Financial Conduct Authority (the “FCA”). The Marsh McLennan Legal, Compliance & Public Affairs (the “LCPA”) Department will make these filings on your behalf.

Transactions Covered

The definition of “transaction” is very broad and includes sales, option exercises, gifts, purchases, contributions to a trust and other transfers. When in doubt about whether a particular situation is a “transaction”, please contact the Corporate Secretary or Assistant Secretary.

You must also report transactions in Marsh McLennan securities held by individuals and entities associated with you, including:

•Members of your immediate family who share your household, including your:
ospouse or domestic partner
ochildren and grandchildren, including stepchildren and children-in-law osiblings, including siblings-in-law
oparents, including stepparents and parents-in-law
•any trust of which you are the trustee and in which you or a member of your immediate family (whether or not sharing your household) have an economic interest; and
•any entity that you or your immediate family member control.

Marsh McLennan maintains a list of the individuals and entities associated with you as described above. You are required to notify the Corporate Secretary of any changes to your group of associated persons.

Pre-Clearance Procedures

These procedures are intended to help you meet the two-day SEC and FCA reporting deadlines and protect against trading while in possession of material nonpublic information.

You must receive pre-clearance in order to transact in Marsh McLennan securities.

To request pre-clearance for a transaction—

•E-mail the Corporate Secretary with details of your proposed transaction, including:

1.the nature of the transaction,
2.the number of shares involved,
3.proposed timing and
4.your broker’s name and contact information.
•If you are an executive officer, you must also request and forward the Marsh McLennan CEO’s approval of the proposed transaction.
•The Corporate Secretary or Assistant Secretary will coordinate an analysis of the proposed transaction under the Stock Ownership Guidelines.

Pre-clearance is effective for two days after issuance. Your broker must e-mail the Corporate Secretary or Assistant Secretary with transaction details, including prices, as soon as possible after the transaction is effected and no later than the following morning.

PART II. TRADING RESTRICTIONS
In general, you may not (1) trade in Marsh McLennan securities during a “blackout” period, (2) trade in securities when you have material nonpublic information, (3) communicate that information to others or (4) engage in short sales, derivative transactions or certain other activities relating to Marsh McLennan securities

1. You may not buy or sell Marsh McLennan securities during a “blackout” period that applies to you.

Quarterly Blackout	Situational Blackout
•Beginning 30 days before the Company’s public release of financial results for a fiscal quarter, [and
•Ending at the close of trading on the second full trading day following our public release of financial results for that quarter.

•The Company’s General Counsel may occasionally impose trading prohibitions on individuals whose work on a particular transaction or other matter will expose them to material nonpublic information about the Company.
•Examples include individuals working on a significant M&A transaction before the deal is announced or individuals helping to remediate a material cybersecurity breach before the breach is publicly disclosed.
•You will be notified of any such situational blackout that applies to you.

These restrictions also apply to the Company’s benefit and compensation plans that involve Marsh McLennan stock.

2. You may not transact in Marsh McLennan securities while in possession of material nonpublic information.

If you have material nonpublic information about the Company or any other company, you may not buy or sell Marsh McLennan securities or securities of that other company until at least two full trading days have elapsed following public disclosure of the information.

What is “material” information?

“Material” information is any information that could reasonably be expected to affect the company’s stock price. Examples of possible material nonpublic information include

•Marsh McLennan’s or any of our businesses’ financial performance (especially quarterly financial results);
•significant strategic plans or new business initiatives;
•significant M&A activity; major litigation developments; significant cybersecurity breaches; and
•plans by Marsh McLennan to repurchase shares or change our dividend policy.

What is “nonpublic” information?

Information is “nonpublic” if it has not been made broadly available to investors. In general, filing a Form 8-K with the U.S. Securities and Exchange Commission or issuing a press release renders information public. When in doubt, assume information is nonpublic.

What about other companies’ securities?

The prohibition on insider trading described above applies not only to Marsh McLennan securities, but also to the securities of any other company about which you acquire material nonpublic information in the course of your activities for the Company.

What about benefit and compensation plans?

If you have material nonpublic information about the Company, you are limited in your ability to transact under Marsh McLennan’s plans. Please see Section 5 below for more information.

3. You may not communicate material nonpublic information to other people.

You must not communicate material nonpublic information to others. In certain circumstances, you can be held liable not only for your own illegal trading in possession of material nonpublic information, but also for trading by anyone else to whom you have disclosed the information.

4. You may not engage in certain other activities relating to Marsh McLennan securities.

We believe that establishing a short position in Marsh McLennan shares is incompatible with your commitment to improving the Company’s performance, and may also arouse suspicion of insider trading. For this reason, you may not engage in short sales of Marsh McLennan shares at any time.

Similarly, trading in derivative securities often amounts to a bet on short-term movement in a company’s stock price and, therefore, may arouse suspicion of insider trading. For this reason,

you may not buy or sell Company-related puts, calls, options, warrants or other derivative securities

In addition, you may not:
•engage in hedging transactions with respect to Marsh McLennan securities
•hold Marsh McLennan securities in a margin account
•pledge Marsh McLennan securities as collateral for a loan or otherwise

5. If you have material nonpublic information about the Company or are subject to a trading blackout, you may be limited in your ability to transact under Marsh McLennan’s benefit and compensation plans.

You may not	You may
×Exercise Marsh McLennan employee stock options on a “cashless” basis, where a broker sells sufficient shares to cover the exercise price and taxes	Be granted or vest in employee stock options, restricted stock units or other equity-based instruments that are part of your compensation
×Sell shares of Marsh McLennan stock that you acquired by exercising employee stock options	Exercise your employee stock options when no sale of the underlying shares is involved
×Change the percentage of your future contributions to a plan that invests in Marsh McLennan stock for your plan account	Transact in Marsh McLennan securities pursuant to a Rule 10b5-1 trading plan (e.g., exercise your employee stock options and selling the underlying shares)
×Transfer a portion of your existing plan account balance into or out of Marsh McLennan stock	Periodically acquire Marsh McLennan stock through Marsh McLennan’s employee stock purchase plans
×Take a loan or withdrawal from a plan (or alter the loan’s repayment terms) if your plan account includes Marsh McLennan stock

PART III. RULE 10B5-1 TRADING PLAN GUIDELINES
Rule 10b5-1 under the Securities Exchange Act of 1934 provides corporate insiders, such as executive officers and directors, with an affirmative defense against alleged violations of the U.S. insider trading laws.

Marsh McLennan permits executive officers and directors to enter into Rule 10b5-1 trading plans within guidelines approved by the Compensation Committee of the Marsh McLennan Board of Directors. In addition, Marsh McLennan permits any colleague to enter into a Rule 10b5-1 trading plan within these guidelines. Subject to certain restrictions, these plans enable an individual’s broker to execute trades in Marsh McLennan securities without regard to whether the individual has material nonpublic information about Marsh McLennan.

Marsh McLennan Approval Standards

Procedural Requirements. The adoption, modification (which includes terminations), or suspension of a Rule 10b5-1 trading plan, and any trading outside of a 10b5-1 trading plan, must be reviewed and approved in advance by the Legal, Compliance and Public Affairs Department and then approved as follows:

Executive	Approval required by
Marsh McLennan CEO	•Chairman of the Marsh McLennan Board of Directors •Chairman of the Compensation Committee of the Marsh McLennan Board of Directors and •Marsh McLennan General Counsel
Marsh McLennan General Counsel	•Marsh McLennan CEO
Marsh McLennan Executive Committee member, other than the Marsh McLennan CEO or the Marsh McLennan General Counsel	•Marsh McLennan CEO and •Marsh McLennan General Counsel
All other colleagues	•Marsh McLennan General Counsel
The Compensation Committee of the Marsh McLennan Board of Directors will be notified of the adoption, modification (which includes terminations) or suspension of a Rule 10b5-1 trading plan by any Section 16 officer or director, and any trading outside of a Rule 10b5-1 trading plan by a Section 16 officer or director.

Legal, Compliance and Public Affairs Department Review. In order for a Rule 10b5-1 trading plan or modification to be approved, you must certify in writing under your Rule 10b5-1 plan documentation that (i) neither you nor your broker is currently aware of material nonpublic information about Marsh McLennan, (ii) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (iii) the plan, as proposed to be adopted or amended, meets the requirements described below under “Plan Requirements.” Changes to a plan’s trading instructions—e.g., the amounts, prices and dates for the trading of Marsh McLennan securities under the plan—will not be permitted.

Plan Requirements. You are limited to one Rule 10b5-1 trading plan at a time and one single-trade Rule 10b5-1 trading plan during any consecutive 12-month period. Each plan must:

•be a written contract entered into by you and the broker;
•specify the amounts, prices and dates for Marsh McLennan securities to be traded, including by providing for trading by reference to a matrix or formula, and prohibit trading at the broker’s discretion;
•only be adopted when a trading blackout is not in effect;
•provide that the first trade under the plan cannot occur:
oFor Section 16 Officers (including members of the Marsh McLennan Executive Committee) and Directors: before the later of (i) ninety (90) days following adoption or modification of the 10b5-1 trading plan and (ii) two (2) business days following the filing of Marsh McLennan's Form 10-Q or Form 10-K covering the financial reporting period in which the plan was adopted or modified (not to exceed 120 days) and
oFor all other colleagues adopting a Rule 10b5-1 trading plan: thirty (30) days;
•provide for a term of 12 months;
•For Section 16 Officers and Directors, ensure compliance with Marsh McLennan’s Senior Executive Stock Ownership Guidelines and Director Stock Ownership standards are maintained;
•For Section 16 Officers and Directors, provide that the broker will notify LCPA of all trades in a manner permitting timely compliance with the U.S. and U.K. disclosure requirements;
•contain any other features LCPA may determine are necessary or advisable from Marsh McLennan’s perspective; and
•be operated in good faith.

As used herein, a “trade” means any transaction in Marsh McLennan securities, including, but not limited to an exercise of stock options.

Disclosure. Marsh McLennan will comply with disclosure requirements mandated by the SEC, including Marsh McLennan public disclosure of insider trading policies and procedures, use of Rule 10b5-1 trading plans and other written trading arrangements. Filings with the SEC and FCA will identify transactions made pursuant to a Rule 10b5-1 trading plan and also adoption of new plans, including details such as the individuals and amount of securities involved.

PART IV. ADDITIONAL RESOURCES

If you have questions about this Policy, please contact the following members of the Legal, Compliance and Public Affairs Department:

•Kate Brennan, Senior Vice President and General Counsel

•Connor Kuratek, Deputy General Counsel & Corporate
Secretary

•Asha Amin, Assistant General Counsel, Securities & Governance, and Assistant Secretary

•Tessa Patti, Assistant General Counsel, Executive Compensation